Exhibit 15.1

December 18, 2012

Prologis, Inc. and Prologis, L.P.

San Francisco, California:

(Re: Registration Statement No. 333-177112)

With respect to the subject registration statement we acknowledge our awareness of the incorporation by reference of our reports dated November 6, 2012, August 6, 2012, and May 7, 2012 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Denver, Colorado